                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
      b(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              JUST FOR FEET, INC.
                       ---------------------------------
               (Name of Registrant as Specified in Its Charter)

                                NOT APPLICABLE
                       --------------------------------
                 (Name of Person(s) Filing Proxy Statement if
                            other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         ____________________

     2)  Aggregate number of securities to which transaction applies:
         ____________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         _______________________________________________________________________


     4)  Proposed maximum aggregate value of transaction:_______________________

     5)  Total fee paid:________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:_____________________________________________

     2)   Form, Schedule or Registration Statement No.:_______________________

     3)   Filing Party:_______________________________________________________

     4)   Date Filed:_________________________________________________________



----------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 July 27, 1998



Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of your Company, which will be held on Monday, August 17, 1998 at 10:00 a.m. Central Time, at the Company's offices, 7400 Cahaba Valley Road, Birmingham, Alabama.

     The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed notice of the meeting and proxy statement, please complete, sign, date and return the enclosed proxy card at your earliest convenience. Returning the signed and dated proxy card will not prevent you from voting in person at the meeting should you later decide to do so.

                                    Sincerely,



                                    Harold Ruttenberg
                                    Chairman of the Board, President
                                    and Chief Executive Officer

                              JUST FOR FEET, INC.
                            7400 Cahaba Valley Road
                          Birmingham, Alabama  35242

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          To Be Held August 17, 1998

            To the Holders of Common Stock of JUST FOR FEET, INC.:

    Notice is hereby given that a Special Meeting of Stockholders of Just For Feet, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 7400 Cahaba Valley Road, Birmingham, Alabama, on Monday, August 17, 1998 at 10:00 a.m. Central Time for the following purposes:

(1) To approve an amendment to the Company's 1997 Employee Incentive Plan to increase the number of shares available for issuance pursuant to such Plan from 1,400,000 shares to 2,900,000 shares; and

(2) To conduct such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record as of the close of business on July 22, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                               By Order of the Board of Directors



                               Scott C. Wynne
                               Secretary

Birmingham, Alabama
July 27, 1998

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                              JUST FOR FEET, INC.

                        SPECIAL MEETING OF STOCKHOLDERS
                                August 17, 1998
                ______________________________________________

                                PROXY STATEMENT
                ______________________________________________


    This proxy statement and form of proxy, which are first being mailed to stockholders on or about July 27, 1998, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Just For Feet, Inc. (the "Company"), for use at the Special Meeting of Stockholders of the Company to be held at the offices of the Company, 7400 Cahaba Valley Road, Birmingham, Alabama, on Monday, August 17, 1998, at 10:00 a.m. Central Time and at any or all adjournments or postponements thereof. The address of the principal executive offices of the Company is 7400 Cahaba Valley Road, Birmingham, Alabama 35242 and the Company's telephone number is (205) 408-3000.

    The cost of this solicitation will be borne by the Company. In addition to the mails, proxies may be solicited by officers and regular employees of the Company, without remuneration, by personal interviews, telephone and facsimile. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this connection.

    Any proxy given pursuant to this solicitation may be revoked by any stockholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the stockholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the amendment to the 1997 Employee Incentive Plan and, on other matters properly presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. For the purpose of determining the number of shares voting on a particular proposal, abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting.

    Only stockholders of record at the close of business on July 22, 1998 will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof. As of July 22, 1998, the Company had outstanding 33,170,117 shares of Common Stock. Each share of Common Stock issued and outstanding on such record date is entitled to one vote.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Based solely on information made available to the Company, the following table sets forth certain information as of July 22, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company whose cash compensation exceeded $100,000 for fiscal 1997 (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.



                                                         Shares of
                                                       Common Stock           Percent of
               Beneficial Owner                     Beneficially Owned(1)  Outstanding Shares
-------------------------------------------------  ---------------------  -------------------

     Harold Ruttenberg(2)                             5,439,730                17.5%
     Pamela B. Ruttenberg(3)                          1,841,002                 6.1
     Banc One Corporation(4)                          3,108,243                10.0
     Sneaker Guarantee LLC(5)                         1,849,946                 5.9
     State of Wisconsin Investment Board(6)           1,772,000                 5.7
     Karl B. Friedman, as Trustee for the
         Pamela B. Ruttenberg Irrevocable
         Children's Trust(7)                            521,910                 1.7
     Harold and Pamela Ruttenberg Foundation            375,845                 1.2
     Adam J. Gilburne(8)                                217,513                   *
     Ruttenberg Family Foundation(9)                    137,686                   *
     Eric L. Tyra(10)                                    56,000                   *
     Alex M. Bond (11)                                   20,000                   *
     Don-Allen Ruttenberg(12)                           129,818                   *
     Scott C. Wynne(13)                                 128,604                   *
     Randall L. Haines(14)                               62,837                   *
     Michael P. Lazarus(15)                             656,049                 2.1
     Edward S. Croft, III (16)                           53,671                   *
     Bart Starr, Sr.(17)                                 42,810                   *
     David F. Bellet(18)                                 38,100                   *
     Warren C. Smith, Jr.(19)                         1,849,946                 5.7
     All executive officers and
          directors as a group (12 persons)(20)       8,694,478                27.1%
                                                                              -----

---------------
 * Less than 1%.

(1) Unless otherwise indicated, each person has sole voting and investment power as to all such shares. Shares of Common Stock underlying options to purchase Common Stock which are exercisable within 60 days of April 17, 1998 are deemed to be outstanding for the purpose of computing the outstanding Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.
(2) Harold Ruttenberg and Pamela B. Ruttenberg are husband and wife. Includes 3,085,197 shares owned directly by Harold Ruttenberg, 1,841,002 shares held by him as Trustee under a Voting Trust Agreement for the benefit of Pamela
     B. Ruttenberg which terminates in 2003, 375,845 shares held by the Harold and Pamela Ruttenberg Foundation and 137,686 shares held by the Ruttenberg Family Foundation. Mr. Ruttenberg serves on the Board of Directors of each of such foundations and in such capacity shares voting and investment power with respect to shares owned by such foundations. Mr. Ruttenberg's address is 7400 Cahaba Valley Road, Birmingham, Alabama 35242.

(3) Represents shares held by Harold Ruttenberg as Voting Trustee for Pamela B. Ruttenberg, with respect to which Mr. Ruttenberg has voting power. Mrs. Ruttenberg retains the power to dispose of such shares. Mrs. Ruttenberg's address is 7400 Cahaba Valley Road, Birmingham, Alabama 35242.
(4) Based upon a statement on Schedule 13G dated January 7, 1998 filed by Banc One Corporation ("Banc One") as a parent bank holding company for several subsidiary commercial banks. The Schedule 13G states that of the 3,108,243 shares beneficially owned, Banc One has sole voting power with respect to 2,989,456 shares, shared voting power with respect to 69,887, sole dispositive power with respect to 2,696,378 shares and shared dispositive power with respect to 40,365 shares. The Company makes no representation as to the accuracy or completeness of the information reported. Banc One's business address is 100 East Broad Street, Columbus, Ohio 43215.
(5) Includes presently exercisable warrants to purchase 923,591 shares of Common Stock.
(6) Based upon a statement on Schedule 13G dated January 26, 1998 filed by the State of Wisconsin Investment Board, a public pension fund (the "Wisconsin Investment Board"). The Wisconsin Investment Board has sole voting and dispositive power with respect to all shares. The Company makes no representation as to the accuracy or completeness of the information reported. The mailing address of the Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.
(7) Trust is for the benefit of the three adult children of Harold and Pamela Ruttenberg. The shares held in the trust are allocated pro rata among the three children. Mr. Friedman disclaims beneficial ownership of the shares in the trust.
(8) Includes 90,322 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 274,313 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(9) Shares held by the Ruttenberg Family Foundation for the benefit of the Birmingham Jewish Federation. The Ruttenbergs disclaim beneficial ownership of the shares held by such Foundation.
(10) Represents shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 194,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(11) Represents shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 180,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(12) Includes 40,479 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 115,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(13) Includes 80,958 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 115,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(14) Includes 62,500 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 2,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(15) Includes 62,500 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 2,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future. Also includes 593,549 shares held by Weston Presidio Capital II, L.P. Mr. Lazarus is a general partner of a limited partner of the partnership that owns the shares and may be deemed to share beneficial ownership of such shares.
(16) Includes 52,500 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 27,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(17) Includes 31,250 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 87,500 shares to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
(18) Includes 27,500 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days and an aggregate of 600 shares owned by Mr. Bellet's two daughters, with respect to which shares Mr. Bellet disclaims beneficial ownership. Excludes 15,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.

(19) Mr. Smith was appointed to the Board of Directors upon the acquisition on July 2, 1998 by Sneaker Guarantee LLC of the securities referred to in this note. The number of shares shown as beneficially owned by Mr. Smith includes 926,355 shares of Common Stock and 923,591 shares underlying warrants to purchase Common Stock owned by Sneaker Guaranty LLC. Mr. Smith serves as a vice president of the general partner of a limited partnership which is the manager of Sneaker Guarantee LLC and as such may be deemed to beneficially own such shares.
(20) Includes outstanding options to purchase an aggregate of 524,009 shares of Common Stock held by executive officers and directors which are exercisable within 60 days. Excludes 1,013,313 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.

    There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                            EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company for fiscal 1997, 1996 and 1995 to or on behalf of the Company's Chief Executive Officer and the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                                                     Compensation
                                             Annual Compensation                        Awards
                                         -------------------------                  ---------------
                                                                                      Securities
Name and Principal         Fiscal                               Other Annual          Underlying
 Position                   Year        Salary     Bonus        Compensation           Options
--------------------      -------     ---------  ----------   -----------------   ------------------

Harold Ruttenberg             1997        $400,000      -             -                  -
  Chairman, President and     1996         382,052      -         $17,650(1)             -
     Chief Executive          1995         391,666      -             -                  -
     Officer


Adam J. Gilburne              1997        $271,153      -             -           200,000 shares(2)
  Executive Vice              1996         198,077   $50,000          -           100,000 shares
   President;                 1995         150,000      -             -                  -
     President-Superstore
     Division

Don-Allen Ruttenberg          1997        $123,692      -             -           100,000 shares(2)
  Executive Vice              1996         100,000      -             -           100,000 shares
   President -                1995          85,615      -             -                  -
     New Store Development


Scott C. Wynne                1997        $123,692      -             -           100,000 shares(2)
   Executive Vice             1996         100,000      -             -           100,000 shares
    President -               1995          88,692      -             -                  -
     Operations and
     Secretary

Alex M. Bond(3)               1997        $210,232      -              20,574(4)  200,000 shares
   Executive Vice
    President-
    Strategic Development

Eric L. Tyra(5)               1997        $177,075      -              25,043(4)  250,000 shares
   Executive Vice
    President
     and Chief Financial
     Officer

--------------------------
(1) Represents premiums paid by the Company for term life insurance on behalf of the Named Executive Officer.
(2) Includes options to purchase 100,000 shares that were repriced (by cancellation and regrant) in fiscal 1997 from options originally granted in fiscal 1996. See "Options."
(3) Mr. Bond joined the Company in February 1997.
(4) Represents amounts paid to the Named Executive Officer for moving and temporary living expenses associated with the officer's relocation to Birmingham, Alabama upon joining the Company.
(5) Mr. Tyra joined the Company in May 1997.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

    On January 8, 1998, the Company entered into an employment agreement with Adam J. Gilburne. The agreement, which expires on January 7, 2003, provides that Mr. Gilburne will serve as President, Superstore Division of the Company and receive an annual base salary of $300,000. The agreement provides that Mr. Gilburne is eligible to receive a performance-based bonus of up to 50% of his annual salary. He also received an incentive stock option to purchase 100,000 shares of Common Stock at $12.94 per share. In the event of the termination of his employment following a Change in Control of the Company (as defined in the agreement), Mr. Gilburne is entitled, subject to certain conditions, to receive a lump sum cash payment equal to two times the base salary then in effect under the agreement plus any awarded but unpaid bonus. Mr. Gilburne's employment agreement contains covenants of non-disclosure and non-competition.

    On November 6, 1996, the Company entered into an employment agreement with Alex M. Bond. The agreement, which expires January 31, 1999, provides that Mr. Bond will serve as Executive Vice President - Strategic Development of the Company at an annual salary of $150,000, plus a $50,000 per year living allowance. The agreement provides that Mr. Bond is eligible to receive a performance-based bonus of up to $200,000 per year. Pursuant to the agreement, Mr. Bond was granted an incentive stock option to purchase 200,000 shares of the Company's Common Stock at $14.50 per share. Mr. Bond's employment agreement contains covenants of non-disclosure and non-competition.

    On May 1, 1997, the Company entered into an employment Agreement with Eric
L. Tyra. The agreement, which expires May 18, 2002, provides that Mr. Tyra will serve as Executive Vice President and Chief Financial Officer of the Company at an annual salary of $250,000, plus a $35,000 per year living allowance. The agreement provides that Mr. Tyra is eligible to receive a performance-based bonus of up to $125,000 per year. In addition, the agreement provides that Mr. Tyra shall receive a bonus of $500,000 in the event he is employed by the Company on May 18, 2002 or if he has been terminated prior to such date otherwise than "for cause" (as defined in the agreement). Pursuant to the agreement, Mr. Tyra was granted an incentive stock option to purchase 200,000 shares of the Company's Common Stock at $17.00 per share. In the event of the termination of his employment following a Change in Control of the Company (as defined in the agreement), Mr. Tyra is entitled, subject to certain conditions, to receive a lump sum cash payment equal to two times the base salary then in effect under the agreement plus any awarded but unpaid bonus. Mr. Tyra's employment agreement contains covenants of non-disclosure and non-competition.

OPTIONS

    The following table provides information regarding option grants in fiscal 1997 to the Named Executive Officers:

                                        OPTION GRANTS IN FISCAL 1997


                                             Individual Grants
                           ---------------------------------------------------------

                                               % of Total                            Potential Realizable Value
                               Number of        Options                                At Assumed Annual Rates
                              Securities       Granted to                                   of Stock Price
                              Underlying       Employees      Exercise                  Appreciation for Option
                               Options         in Fiscal      Price(2)     Expiration            Term (3)
        Name                  Granted (#)       Year(1)       ($/SHARE)      Date          5%            10%
--------------------------   ------------    -------------  -----------   ----------   ----------    ------------
Harold Ruttenberg.........       -                     -          -          -            -             -

Adam J. Gilburne..........       100,000(4)           3.5%      14.75     4/29/07    $  927,620    $2,350,770
                                 100,000(5)           3.5%      12.94      1/8/08       813,790     2,062,303

Don-Allen Ruttenberg......       100,000(4)           3.5%      14.75     4/29/07       927,620     2,350,770

Scott C. Wynne............       100,000(4)           3.5%      14.75     4/29/07       927,620     2,350,770

Eric L. Tyra..............       200,000(6)           6.9%      17.00      5/1/07     2,138,242     5,418,724
                                  50,000(7)           1.7%      12.94      1/8/08       406,895     1,031,151

Alex M. Bond..............       200,000(8)           6.9%      14.50     4/17/07     1,823,794     4,621,853
-----------------------

(1) The Company granted options to purchase an aggregate of 2,896,000 shares to employees in the year ended January 31, 1998.
(2) Stock options were granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.
(3) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(4) Represents the regrant of options originally granted on December 16, 1996 and subsequently cancelled. Options vest annually in equal increments over a four-year period beginning on April 29, 2002.
(5) Vests with respect to 20,000 per year beginning March 1, 1999.
(6) Vests with respect to 20,000 shares on May 19, 1997 and 36,000 shares on each of May 19, 1998, 1999, 2000, 2001 and 2002.
(7)  Vests on January 8, 2003.
(8) Vests with respect to 20,000 shares on each of April 17, 1998 and 1999 and with respect to 32,000 shares on each of April 17, 2000, 2001, 2002, 2003 and 2004.


  The following table provides information regarding options exercised by the Named Executive Officers during fiscal 1997 and the value of options outstanding at January 31, 1998.



                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                   Fiscal Year-End Option Values

                                                              Number of
                                                             Securities
                                                             Underlying
                                                             Unexercised      Value of Unexercised
                                                          Options at Fiscal   In-the-money options
                                                              Year End         at Fiscal Year End
                         Shares Acquired        Value       Exercisable/          Exercisable/
         Name             on  Exercise        Realized      Unexercisable         Unexercisable
-----------------------  ---------------    ------------- ------------------  ---------------------
Harold Ruttenberg                   -             -                 -                     -

Adam J. Gilburne                  72,245     $1,670,666       90,322/274,313      $912,252/$621,124

Don-Allen Ruttenberg              40,478     $  597,050       40,479/115,000      $ 407,672/$82,050

Scott C. Wynne                      -             -           80,958/115,000      $ 815,343/$82,050

Eric L. Tyra                        -             -           20,000/230,000      $       0/$65,500

Alex M. Bond                        -             -           20,000/180,000      $            0/$0


COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive directors fees of $1,000 for each meeting of the Board or a committee thereof attended. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an officer or employee of the Company receives compensation for services rendered as a director. The Company maintains a stock option plan for the benefit of its non-employee directors.
The Just For Feet, Inc. Non-Employee Director Stock Option Plan (the "Directors Plan") currently reserves 281,250 shares of Common Stock for issuance pursuant to the exercise of options granted under such plan. The Directors Plan provides for an initial one-time grant of options to purchase 25,000 shares to all non-employee directors (with the exception of Mr. Bart Starr). In addition, the Directors Plan provides that each year on the first day of the Company's fiscal year, each then non-employee director automatically will be granted options to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Harold Ruttenberg, President and Chief Executive Officer of the Company, has served as a member of the Compensation Committee of the Board of Directors since that committee was appointed in August 1993. During the period from February 1, 1994 through January 1, 1997, the Company made advances totaling $183,000 to Mr. Ruttenberg for certain personal expenses. Mr. Ruttenberg has agreed to repay such amount to the Company without interest.

     Randall L. Haines, a member of the Compensation Committee during fiscal 1997, is president of Compass Bank - Birmingham. The Company has a revolving line of credit at Compass Bank, pursuant to which the Company may borrow up to $40,000,000 for general corporate purposes. Amounts outstanding under the line of credit bear interest at a floating rate above LIBOR (LIBOR plus 1.25% at January 31, 1998) and are unsecured. As of January 31, 1998, there was $15,667,000 outstanding under such line of credit. The line of credit expires on July 1, 1999.

     On January 29, 1998, the Company borrowed $75,000,000 from Compass Bank on a short-term basis to fund the purchase price of $75,000,000 in face amount of U.S. Treasury Bills. The securities were purchased by the Company in connection with the Company's annual Alabama shares tax planning. The loan bore interest at 6.88% per annum. The Company sold the Treasury Bills in early February 1998 and thereupon repaid the loan in full.

     Management believes that each of the above transactions was entered into on terms no less favorable to the Company than could have been obtained from unaffiliated third parties at the time such transactions were negotiated.


                                 PROPOSAL ONE
                                 AMENDMENT TO
                         1997 EMPLOYEE INCENTIVE PLAN

     On May 14, 1997, the Board of Directors of the Company adopted, subject to the approval of the Company's stockholders, the Just For Feet, Inc. 1997 Employee Incentive Plan for eligible directors, officers, employees, consultants and advisors of the Company and its subsidiaries. The Company's stockholders approved the plan on June 24, 1997 and the Board of Directors subsequently amended and restated the plan to effect certain technical amendments (the plan, as amended and restated, is referred to as the "Plan"). The purpose of the Plan is to enable the Company to attract and retain quality employees and to allow such employees to participate in the long-term growth of the Company. There are currently 7 directors, 11 officers and approximately 1,490 employees, consultants and advisors eligible for participation in the Plan. The Plan provides for incentive awards in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights ("SARs"), (iv) restricted stock, or (v) performance awards of stock, cash or a combination of stock and cash. The Plan currently authorizes a maximum of 1,400,000 shares for issuance pursuant to awards made under the Plan.

THE PROPOSED AMENDMENT

     The Board of Directors believes it to be in the best interest of the Company and its stockholders to increase the number of shares available for issuance pursuant to awards made under the Plan. On July 1, 1998, the Board of Directors approved, subject to stockholder approval at the Special Meeting, an amendment to the Plan to increase the number of shares available for issuance under the Plan by 1,500,000 shares, from 1,400,000 shares to 2,900,000 shares. The Company's rapid growth since the adoption of the Plan has resulted in the grant of awards covering nearly all of the shares of Common Stock available under the Plan. As of July 7, 1998, there remained 47,880 shares available for issuance under the Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the Plan as the Company continues its expansion.

     A copy of the proposed amendment to the Plan is attached to this Proxy Statement as Exhibit A and incorporated herein by reference. The Board of Directors of the Company recommends that stockholders vote FOR the foregoing amendment. The amendment must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.

DESCRIPTION OF THE PLAN

     Shares Reserved for the Plan.  The shares of the Company's Common Stock to
     ----------------------------
be awarded to eligible participants under the Plan may be made available either from authorized and unissued shares or treasury shares. The maximum number of shares currently reserved and made available for distribution under the Plan is
1,400,000.   If for any reason shares of stock awarded or subject to purchase by exercising an option under the Plan are not delivered or are reacquired by the Company, such shares may again be available for award under the Plan.

     Incentive Awards.  All Awards. The Plan authorizes the Board of Directors
     ----------------
or Stock Option Committee to award eligible participants incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards or any combination thereof (collectively referred to as "Awards"). Each Award granted under the Plan will be represented by an Award Agreement in a form approved by the Board of Directors or Stock Option Committee. The Award Agreement shall be subject to and incorporate the terms and conditions required under the Plan or as required by the Board of Directors or Stock Option Committee for the form of the Award granted and such other terms and conditions as the Board of Directors or Stock Option Committee may specify.

     Stock Options. The Plan authorizes the Board of Directors or Stock Option Committee to grant eligible participants incentive and non-qualified options to purchase shares of Common Stock. In the case of incentive stock options, the exercise price must be at least 100 percent of the fair market value of the shares on the date the option is granted. Options granted under the Plan may be exercised according to a prescribed vesting schedule during the period of ten years after the date the options were granted. The option price may be paid in cash or such other consideration as the Board of Directors or Stock Option Committee deems appropriate, including stock already owned by the optionee, or, with respect to nonqualified options, restricted stock, or a combination of cash and such other consideration having a total fair market value equal to the purchase price. Options granted under the Plan may only be transferred by will or by the laws of descent and distribution. During the optionee's lifetime, options are exercisable only by the optionee.

     Stock Appreciation Rights. SARs may be granted under the Plan in conjunction with stock options or in tandem with stock options granted under the Plan, or may be granted alone. SARs granted in conjunction or in tandem with stock options generally are exercisable only at such time and to the extent that the stock options to which they relate are exercisable. Upon exercise of an SAR, a participant shall be entitled to receive an amount in cash or shares of Common Stock equal in value to the excess of the fair market value of one share of stock over the exercise price per share specified in the related option or SAR, multiplied by the number of shares in respect of which the SAR is exercised.

     Restricted Stock. Shares of restricted stock may be issued either alone or in addition to other awards granted under the Plan. The grant of restricted stock may be conditioned upon the attainment of specified performance goals. Recipients of restricted shares have the right to vote the shares and receive dividends on such shares, but are not permitted to transfer such shares until termination of all restrictions or six months after the date of the award.

     Administration of the Plan.  The Plan is administered by the Board of
     --------------------------
Directors or the Stock Option Committee, which committee must consist of two or more non-employee directors.

     Amendment and Termination of the Plan.  The Board of Directors may amend,
     -------------------------------------
alter or discontinue the Plan, but no amendment, alteration or discontinuation may be made which would impair the right of an optionee or participant under a stock option, SAR, restricted stock or performance award, without the optionee's or participant's consent, or which, without the approval of the stockholders of the Company would: (i) increase the total number of shares reserved under the Plan or (ii) change the category or class of employees eligible to receive Incentive Stock Options under the Plan. The Company's Board of Directors may also suspend the granting of options pursuant to the Plan at any time and may terminate the Plan at any time; provided, however, no such suspension or termination shall modify or amend any option granted before such suspension or termination unless the affected participant consents in writing to such modification or amendment or there is a dissolution or liquidation of the Company.

OUTSTANDING OPTIONS UNDER THE PLAN

     As of July 7, 1998, the Company had outstanding options under the Plan, to purchase an aggregate of 1,208,769 shares of Common Stock. On July 7, 1998 the market value of the Company's Common Stock was $28.88 per share and the aggregate market value of the Common Stock underlying such options was $34,909,429. The following table indicates the amount of options held by the
(i) Named Executive Officers; (ii) all current executive officers as a group;
(iii) all current directors who are not executive officers as a group; (iv) each nominee for election as director; and (v) all employees, including all current officers who are not executive officers, as a group:


                                                                                Number of Shares
           Name                                 Position                        Underlying Option
--------------------------  -------------------------------------------------  --------------------

Harold Ruttenberg           Chairman, President and Chief Executive Officer            -

Eric L. Tyra                Executive Vice President and Chief Financial             50,000
                            Officer

Adam J. Gilburne            Executive Vice President; President Superstore          100,000
                            Division

Alex M. Bond                Executive Vice President - Strategic Development            -

Don-Allen Ruttenberg        Executive Vice President - New  Store Development           -

Scott C. Wynne              Executive Vice President - Operations and                   -
                            Secretary

Bart Starr Sr.              Director                                                100,000

Michael P. Lazarus          Director                                                    -

Randall L. Haines           Director                                                    -

David F. Bellet             Director                                                    -

Edward S. Croft, III        Director                                                    -

Warren C. Smith, Jr.        Director                                                    -

All current directors who
 are not executive
  officers as a group                                                               100,000


All executive officers as
 a group                                                                            150,000

All employees, including
 all current officers who
  are not executive
  officers, as a group                                                            1,058,769


FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options.  All incentive stock options granted or to be
     -----------------------
granted under the Plan which are designated as incentive stock options are intended to be incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the Company will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the stock acquired upon exercise of his incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount equal to the lesser of:

     (a) gain on the sale or other disposition; or

     (b) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

     The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for the Company.

     The Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. Section 422 of the Code provides that an option will continue to be treated as an incentive stock option even if an optionee exercises such incentive stock option with previously acquired stock of the corporation granting the option. Accordingly, except as noted below with respect to certain "statutory option stock," an optionee who exercises an incentive stock option in whole or in part by transferring to the Company shares of the Company's Common Stock will recognize no gain or loss upon such exercise.

     Section 424(c)(3) of the Code provides that if "statutory option stock" is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under
Section 422 of the Code.

     Incentive stock options offer two principal tax benefits: (1) the possibility of converting ordinary income into capital gain to the extent of the excess of fair market value over option price at the time of exercise, and (2) the deferral of recognition of gain until disposition of the stock acquired upon the exercise of the option.

     At present, the maximum tax rate on capital gains is 28% (20% for property held for more than 18 months), while the maximum tax rate on ordinary income is 39.6%. Thus, the conversion of ordinary income into capital gain produces some tax benefit for certain taxpayers. However, the benefit of income deferral generally provided by incentive stock options is reduced for some taxpayers since the excess of the fair market value of shares acquired through the exercise of an incentive stock option over the exercise price is taken into account in computing an individual taxpayer's alternative minimum taxable income. Thus, the exercise of an incentive stock option could result in the imposition of an alternative minimum tax liability.

     In general, an option granted under the Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the "new option" is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option.

     Non-Qualified Stock Options.  All options granted or to be granted under
     ---------------------------
the Plan which do not qualify as incentive stock options are non-statutory options not entitled to special tax treatment under Section 422 of the Code.

     A participant in the Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. In such a case, the recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option as of such date over the price, if any, paid for such option. No income would then be recognized on the exercise of the option, and when the shares obtained through the exercise of the option are disposed of in a taxable transaction, the resulting gain or loss would be capital gain or loss (assuming the shares are a capital asset in the hands of the optionee).
However, under the applicable Treasury Regulations, the non-qualified stock options issued under the Plan will not have a readily ascertainable fair market value unless at the time such options are granted similar options of the Company are actively traded on an established market. The Company presently has no such actively traded options.

     Upon the exercise of a non-statutory option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. The Company is not entitled to an income tax deduction with respect to the grant of a non-statutory stock option or the sale of stock acquired pursuant thereto. The Company generally is permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-statutory stock option.

     The Plan permits the Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. If an optionee exchanges previously acquired Common Stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price.

     SARs and Performance Awards.  On the exercise of an SAR or the receipt by a
     ---------------------------
Plan participant of a payment with respect to a Performance Award, the participant generally will recognize taxable ordinary income in an amount equal to the sum of the cash and the fair market value of the stock (determined as of the date of exercise of the SAR, or the date of receipt of a payment with respect to the Performance Award, whichever is applicable), if any, received. However, the amount of ordinary income recognized and the timing of the recognition of that income may be different if the Plan participant receives stock with respect to which there is a substantial risk of forfeiture (such as Restricted Stock) in connection with the exercise of an SAR or a payment with respect to a Performance Award. The computation of the ordinary income to be recognized and the timing of the income recognition with respect to the receipt of stock with a substantial risk of forfeiture is discussed below in connection with Restricted Stock. A Plan participant will not recognize a loss on the termination of an unexercised SAR received under the Plan.

     Restricted Stock.  Generally, and except as noted below, the grant of
     ----------------
Restricted Stock is not taxable at the time of the grant. Instead, at the time Restricted Stock vests or becomes transferable, an employee will recognize ordinary income equal to (i) the excess of the fair market value of such Restricted Stock on the date the shares vest or become transferable over (ii) the price, if any, paid for such Restricted Stock. For this purpose, Restricted Stock will be deemed to be transferable only if the transferee's rights in the Restricted Stock are not subject to a substantial risk of forfeiture. An employee may, however, elect to recognize income as of the date of grant of the Restricted Stock, in an amount equal to (i) the excess of the fair market value of the Restricted Stock on the date of grant over (ii) the price, if any, paid for the Restricted Stock. If such an election is made, no additional income will be recognized at the time the stock vests or becomes transferable. In the event of a subsequent forfeiture of the shares, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for such Restricted Stock, but only to the extent such amount exceeds the amount realized by such employee on such forfeiture. The employee will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price which was previously included in income. The use of Restricted Stock as all or a portion of the exercise price of a non-qualified stock option will not result in gain or loss to the optionee to the extent that such optionee receives through the exercise of such option shares of stock having restrictions and conditions substantially similar to those applicable to such Restricted Stock. Dividends paid on the shares of Restricted Stock before they vest will be taxed to the employee either as additional compensation or, if the employee has made the election described above, as dividend income.

     Basis and Holding Period of Shares.  In most cases, the basis in shares
     ----------------------------------
acquired upon exercise of a non-qualified option or SAR, upon an award of Restricted Stock or upon payment with respect to a Performance Award, will be equal to the fair market value of the shares on the employee's income recognition date, and the holding period for determining gains and losses on a subsequent disposition of such shares will begin on such date. In the case of an incentive stock option, the basis of the shares acquired on exercise of the option will be equal to the option's exercise price, and the holding period of the shares will begin on the date the incentive stock option is exercised. However, if shares of previously acquired stock are surrendered to pay the exercise price of an incentive stock option or a non-qualified stock option, the basis and holding period of the shares received in exchange therefor are determined differently. The basis of the shares surrendered to pay the exercise price becomes the basis of an equal number of new shares received upon the exercise of the option, and the holding period of the new shares will include the holding period of the shares surrendered to pay the exercise price (except for the purpose of meeting the holding period required by Section 422 of the
Code). The remaining shares received upon the exercise of an incentive option will have a basis equal to any cash paid on the exercise and any gain recognized on the disposition of statutory option stock under Section 424(c)(3) of the Code. The remaining shares received upon the exercise of a non-qualified option will have a basis equal to the fair market value of such shares less any cash paid on the exercise (the amount included in the participant's taxable income). The holding period for such remaining shares will begin on the date such shares are received by the participant.

     As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from awards under the Plan (including the recognition of ordinary income as the result of a holder of stock obtained through exercise of an ISO disposing of such stock prior to the expiration of the required holding period), to the extent such income is considered reasonable compensation under the Code and generally provided that the Company complies with the applicable reporting requirements with respect to the ordinary income recognized by the employee. The Company will not, however, be entitled to a deduction with respect to payments to employees which are contingent upon a Change of Control if such payments are deemed to constitute "excess parachute payments" pursuant to Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section. In addition, such payment will subject the recipient to a 20% excise tax. The Company also may not be entitled to a deduction with respect to payments to certain employees of the Company to the extent that the total remuneration of such employees is found to be excessive under Section 162(m) of the Code.

     General.  The Plan is not qualified under Section 401(a) of the Code and is
     -------
not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this proxy statement, which are subject to change, and upon an interpretation of the statutory provisions of the Code, its legislative history and related income tax regulations. Furthermore, the foregoing is only a general discussion of the federal income tax consequences of the Plan and does not purport to be a complete description of all federal income tax aspects of the Plan. Plan participants may also be subject to state and local taxes in connection with the grant or exercise of options, SARs performance awards or Restricted Stock granted under the Plan and the sale or other disposition of shares acquired upon exercise of the options or otherwise received pursuant to the Plan. EACH EMPLOYEE RECEIVING A GRANT OF OPTIONS, SARS, PERFORMANCE AWARDS OR RESTRICTED STOCK SHOULD CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR REGARDING FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE PLAN.

                             STOCKHOLDER PROPOSALS


     Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than December 26, 1998 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting.
Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                 OTHER MATTERS


     Management does not know of any matters to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors



                               Scott C. Wynne
                               Secretary

Birmingham, Alabama
July 27, 1998

                                   EXHIBIT A

                                AMENDMENT NO. 1
                                      TO
           AMENDED AND RESTATED EMPLOYEE INCENTIVE STOCK OPTION PLAN

                              JUST FOR FEET, INC.


    WHEREAS, the Board of Directors of Just For Feet, Inc. (the "Company") has previously adopted, and the shareholders of the Corporation have approved, the 1997 Employee Incentive Plan, as amended (the "Plan") pursuant to which various types of incentive awards may be issued to eligible directors, officers, employees, consultants and advisors of the Corporation; and

    WHEREAS, the Board of Directors of the Corporation deems it desirable to amend the Plan so as to increase the number of shares available for issuance pursuant to awards granted under the Plan;

    NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:


                                  ARTICLE I

                               AMENDMENT TO PLAN

    1.1 Section 3 of the Plan shall be amended by deleting the first sentence such section in its entirety and substituting therefor the following:

         "The total number of shares of stock reserved and available for distribution under the Plan shall be 2,900,000."


                                  ARTICLE II

                          EFFECTIVE DATE OF AMENDMENT

    2.1 The amendment effected hereby shall be effective for options granted under the Plan to eligible employees on or after the date this amendment is approved by the Board of Directors of the Corporation, but subject to approval of a majority of the shares of Common Stock of the Corporation entitled to vote thereon represented in person and by proxy at a meeting of stockholders. In the event stockholder approval of adoption of this amendment is not obtained within twelve months of the date this amendment is approved by the Board of Directors of the Corporation, then any option granted in the intervening period to eligible employees shall be void.

                                                                      APPENDIX B

                              JUST FOR FEET, INC.
                            7400 Cahaba Valley Road
                           Birmingham, Alabama 35242

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF SHAREHOLDERS.

        The undersigned hereby appoints Harold Ruttenberg and Scott C. Wynne, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at a Special Meeting of Shareholders of JUST FOR FEET, INC. to be held on Monday, August 17, 1998 at 10:00 a.m. at the Company's offices, 7400 Cahaba Valley Road, Birmingham, Alabama, and any postponement, rescheduling or adjournment thereof:

        1. To approve an amendment to the Company's 1997 Employee Incentive Plan to increase the number of shares available for issuance pursuant to such plan from 1,400,000 shares to 2,900,000 shares.

                [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

        2. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.

                    (continued and to be signed on reverse)

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                        Please date and sign this Proxy exactly
                                        as name(s) appears on the mailing label.

                                        ---------------------------------------

                                        ---------------------------------------
                                        Print Name(s):
                                                      -------------------------

                                        NOTE: When signing as an attorney,
                                        trustee, executor, administrator or
                                        guardian, please give your title as
                                        such. If a corporation or partnership,
                                        give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                                        Dated:
                                              ---------------------------------